UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Coons Semi-Trailer Leasing, Inc.
(Name of small business issuer in its charter)

Florida	7350	61-1515374
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4221 Holiday Drive
Flint, MI 48507
(810) 767-4311
(Address and telephone number of principle executive offices and principle place of business)

William Barker P.A.
801 North Magnolia Avenue, Suite 416
Orlando, FL 32803
(407) 540-4950
(Names, addresses and telephone numbers of agents for service)

Copies to:
David G. Zanardi Esq.
10010 San Pedro Ave, Suite 310
San Antonio, TX, 78216
Tel: 210.344.2700
Fax: 210.344.2702

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value	1,068,000	$1.00	$1,068,000	$114.28
Total	1,068,000	$1.00	$1,068,000	$114.28

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated December 29, 2006

COONS SEMI-TRAILER LEASING, INC

The Common Stock will be traded on the Over-the-Counter Bulletin Board maintained by members of the National Association of Securities Dealers, Inc. (the “NASD OTC Bulletin Board”, or “OTCBB”) upon effectiveness of this Registration Statement.

The securities being offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 to read about significant risk factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located 4221 Holiday Drive, Flint, MI 48507 and our telephone number is (810) 767-4311.

The date of this Prospectus is December 29, 2006.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Business

Coons Semi-Trailer Leasing, Inc., is a semi-trailer leasing company that has been in business since 1985. The semi-trailers that are leased are used primarily for storage by businesses during a renovation or building period. They use the trailers to store their products and/or equipment. The trailers are leased on a monthly basis. Upon request, a trailer is delivered to the client’s location. The customer may keep the trailer as long as needed and when they are finished the trailer is picked up.

Coons Semi-Trailer Leasing has built a trusted name throughout the community. Approximately 90% of the clients are returning customers. They have leased trailers from our company over the years and have been pleased with the service we provide.

Our Principal Offices

Coons Semi-Trailer Leasing owns a 2.5 acre piece of property located at 4221 Holiday Drive, Flint, MI 48507. It is equipped with a 2,400 square foot garage and maintenance building as well as an 800 square foot office building.

The Offering

We are offering 1,068,000 shares of our common stock at $1.00 per share, currently held by the selling security holders. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.    Affiliated selling security holders will sell their shares at the fixed price of $1.00 per share for the duration of this offering. Non-affiliated selling security holders will sell at $1.00 until we are quoted on the OTCBB or listed on a securities exchange.  Selling shareholders are underwriters under the Securities Act of 1933.

Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. See the risk factors on page 6 of this prospectus.

Summary Financial Data-

The following table summarizes our financial information. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

COONS SEMI-TRAILER LEASING, INC.
STATEMENT OF EARNING (unaudited)
FOR THE MOST RECENT YEAR TO DATE
FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006

SERVICE REVENUES	$32,322

COST OF SERVICES	$15,406

GROSS MARGIN	$16,916

SELLING AND ADMINISTRATIVE	8,406

OPERATING INCOME	8,510

OTHER INCOME (EXPENSE)	0

INCOME BEFORE TAXES	8,510
Provision for income taxes	1,000

NET INCOME	7,510

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. There may be additional risks that we do not know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks are realized, our business, operating results and financial condition could be materially harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR FINANCIAL CONDITION

Coons Semi-Trailer Leasing may require additional financing in the future and a failure to obtain such required financing will inhibit its ability to grow. The continued growth of its business may require additional funding from time to time. Funding would be used for general corporate purposes, which may include acquisitions, investments, repayment of debt and capital expenditures.

Obtaining additional funding would be subject to a number of factors, including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us. The terms of any future financing may adversely affect the interests of stockholders.

RISKS RELATING TO OUR BUSINESS

Dependence upon Key Personnel

Coons Semi-Trailer Leasing’s success depends on its management team and other key personnel, the loss of any of whom could disrupt its business operations. Coons Semi-Trailer Leasing’s future success will depend in substantial part on the continued service of its senior management and sales managers. William Coons, our key executive, has over forty years of experience as an owner and manager and his participation in the management of the Company is crucial to our success. The loss of the services of William as our key executive could impede implementation of Coons Semi-Trailer Leasing’s plan of operation and result in reduced profitability.

Coons Semi-Trailer Leasing does not carry key person life insurance in respect to any of its officers or employees. Coons Semi-Trailer Leasing’s future success will also depend on its continued ability to attract, retain and motivate a sales force as well as repair and transportation personnel. The Company can not assure that it will be able to retain its key personnel or that it will be able to attract, assimilate or retain qualified personnel in the future.

Regulatory Risk

There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on Coons Semi-Trailer Leasing’s business or that regulators or third parties will not raise material issues with regard to the Company’s business or operation, or Coons Semi-Trailer Leasing’s compliance or non-compliance with applicable regulations. Furthermore, any changes in applicable laws or regulations may have a material adverse effect on Coons Semi-Trailer Leasing.

Controlling Interest Risk

William Coons owns 61.2% of the Company’s common stock, giving him influence or control in corporate transactions and other matters, and his interests could differ from those of other stockholders. Coons Semi-Trailer Leasing’s principal executive officer, Mr. William Coons, owns directly and beneficially, approximately 61.2% percent of Coons Semi-Trailer Leasing’s outstanding common stock. As a result, he is in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to its Certificate of Incorporation or bylaws, and the approval of significant corporate transactions. His control may delay or prevent a change of control on terms favorable to other stockholders and may adversely affect voting and other stockholders rights.

Uncertain Revenues/Technology Advancement Risks

Coons Semi-Trailer Leasing generates its revenues based on the perceived need that commercial businesses need storage trailers during seasons of renovation or building. Although the business has been consistent for the last several years, there exists the possibility that a recession or other harsh economic conditions could cause business owners to see our services as a luxury rather than a necessity.

Execution of Plan and Managing Risk

If we are unsuccessful at executing our Plan of Operation and managing associated expenses, our business could fail, leading to a loss by our investors of their investment capital. Coons Semi-Trailer Leasing has come to the point in our business where we must expand in order to increase sales and profit. Potential investors should be aware of the difficulties normally encountered by companies expanding into new locations and the high rate of failure of such endeavors. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the expansion in the areas in which we intend to operate and in connection with the formation and commencement of operations of a new location in general. These include but are not limited to, unanticipated problems relating to marketing, competition, and additional costs and expenses that may exceed current estimates. There is limited history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate any significant operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely not be successful to the point that investors will receive a return on their investment.

Dilution from the Issuance of Additional Shares

Our articles of incorporation authorize the issuance of 10,000,000 shares of common stock. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the articles of incorporation. Our board of directors may choose to issue some or all of such shares to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders.

RISKS RELATING TO THIS OFFERING

Since We Are Selling up to 1,068,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter or Broker Selling Our Shares.

We are selling in our resale offering up to a maximum of 1,068,000 shares of our common stock on a self-underwritten basis. We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter.  By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us. We will undertake efforts on our own to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering.  This may cause our stockholders to lose all or a substantial portion of their investment.

We do not intend to pay any dividends in the foreseeable future.

We have never paid dividends and do not intend to pay any dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, the earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. As a result, you may never receive a stream of cash payments from dividends, which could adversely affect the price of our stock.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with the new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

No public market exists for the trading of our securities.

We are offering to sell shares of our common stock at a fixed price of $1.00 per share. Our common stock is not traded on any exchange at this time, but we will seek to have it listed to trade on the OTC Bulletin Board. Factors such as announcements by us of the financial results, the gain or loss of customers, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of our securities to fluctuate significantly.

Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.

We expect our business to solely consist of trailer and container leasing. We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace. While our lack of diversification has not hurt our profitability in the past, our expansion of operations may impact our lack of diversity. This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate additional revenues since we do not expect to have any other lines of business or alternative revenue sources.

There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Our stock is a penny stock and there are significant risks related to buying and owning penny stocks.

Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that sell non-Nasdaq listed securities except in transactions exempted by the rule, including transactions meeting the requirements of Rule 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect your ability to sell any of the securities you own.

The Securities and Exchange Commission regulations define a “penny stock” to be any non-Nasdaq equity security that has a market price (as defined in the regulations) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to some exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations (bid and ask prices) for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Our market liquidity could be severely adversely affected by these rules on penny stocks.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This report contains forward-looking statements and information relating to us based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. Forward looking statements often include the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions. In this prospectus, forward looking statements also include:

•	statements about our business plan;

•	statements about the potential for development, regulatory approval and public acceptance of new services;

•	estimates of future financial performance;

•	predictions of national or international economic, political or market conditions;

•	statements regarding other factors that could affect our future operations or financial position; and

•	other statements that are not matters of historical fact.

These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business” as well as in this prospectus generally. Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions and the factors described above under the caption “RISK FACTORS”. These factors could cause our actual performance and results to differ materially from those described or implied in forward looking statements. These forward looking statements speak only as of the date of this prospectus. We believe it is in the best interests of our investors to use forward looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the consummation of this Offering.

DETERMINATION OF THE OFFERING PRICE

The $1.00 per share offering price of our common stock was determined arbitrarily. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply for a listing of our common stock on the OTCBB at the time this registration statement becomes effective. The selling stockholders will sell at a price of $1.00 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders from this offering by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other trailer and container leasing companies, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 1,068,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “Affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two-year holding period.

Cash dividends have not been paid during the last two (2) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have forty-seven (47) stockholders of record of our common stock as of December 29, 2006.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,068,000 of the 1,068,000 shares of our common stock issued to them. Selling security holders and Affiliates may sell their shares at $1.00 per share during the duration of this offering. Non-affiliates may sell their shares at $1.00 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the Company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Name of security holder	Shares beneficially owned as of the date of this prospectus	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after the primary offering is complete	Position, officer, or other material relationship to the company within the last few years
William Coons	654,000	61.2%	654,000		President,
4221 Holiday Dr.					Secretary,
Flint, MI 48507					Director
Victoria Coons	9,000.84%		9,000		Wife of President
3499 Blue Lake Dr.
Flint, MI 48506
Sally Maher	9,000.84%		9,000
G3354 E. Carpenter Rd.
Flint, MI 48506
John Wright	9,000.84%		9,000
1016 Long St.
Fenton, MI 48430
Estelle Coons	9,000.84%		9,000
5348 E. Frances Rd.
Mt. Morris, MI 48458
Robert Leets	9,000.84%		9,000
4287 Underhill Dr.
Flint, MI 48506
Harry Aydinian	9,000.84%		9,000
8535 Windy Hill Pkwy
Grand Blanc, MI 48439
Robert Scherman	9,000.84%		9,000
2402 N. Dort
Flint, MI 48506
Judy Leets	9,000.84%		9,000
4287 Underhill Dr.
Flint, MI 48506
Ronald Howard	9,000.84%		9,000
2847 Birchwood
Howell, MI 48855
Janet Howard	9,000.84%		9,000
2647 Birchwood Dr.
Howell, MI 48855
Alvina Coons	9,000.84%		9,000
4430 O'Heren
Burton, MI 48529
Gerald Coons	9,000.84%		9,000
4430 O'Heren
Burton, MI 48529
Cerri Dolia	9,000.84%		9,000
5407 Brookwood Dr.
Burton, MI 48509
Andrew Charles	9,000.84%		9,000
10751 B.R. Rd.
Birch Run, MI 48415
Natalie Aydinian	9,000.84%		9,000
8535 Windy Hill Pkwy
Grand Blanc, MI 48439
Bradley Whalen	9,000.84%		9,000
2914 S. Grand Traverse
Flint, MI 48507

Jerry Young	9,000.84%	9,000
63339 Vanslyke Rd.
Flint, MI 48507
Larry Tower	9,000.84%	9,000
3498 Southgate Dr.
Flint, MI 48507
James Reif	9,000.84%	9,000
5396 E. Atherton
Burton, MI 48507
Doris Reif	9,000.84%	9,000
5396 E. Atherton
Burton, MI 48519
Dr. Jeffrey Green	9,000.84%	9,000
3020 Richfield Rd.
Flint, MI 48506
Larry Cool	9,000.84%	9,000
3497 N. Vassar Rd.
Flint, MI 48506
Janine Cool	9,000.84%	9,000
3497 N. Vassar Rd.
Flint, MI 48506
Tammie Pettey	9,000.84%	9,000
2100 Morris
Burton, MI 48529
Michael Pettey	9,000.84%	9,000
2100 Morris
Burton, MI 48529
Lawrence Brochu	9,000.84%	9,000
551 Wah-Wah Taysee Trl.
Mio, MI 48647
Etsegent Lakew	9,000.84%	9,000
7330 River Rd.
Flushing, MI 48433
Glenn Currier	9,000.84%	9,000
7330 River Rd.
Flushing, MI 48433
Oliver Hackney	9,000.84%	9,000
7371 Silver Cove Ct.
Linden, MI 48451
Brenda Davis	9,000.84%	9,000
1245 E. Mt. Morris Rd.
Mt. Morris, MI 48458
Eatna Dixon	9,000.84%	9,000
1245 E. Mt. Morris Rd.
Mt. Morris, MI 48458
Robert Davis	9,000.84%	9,000
1245 E. Mt. Morris Rd.
Mt. Morris, MI 48458

Renee Peel	9,000.84%	9,000
4094 Townview
Flint, MI 48532
Linda Dupuis	9,000.84%	9,000
6327 N. Elms Rd.
Flushing, MI 48433
Larry Dupuis	9,000.84%	9,000
6327 N. Elms Rd.
Flushing, MI 48433
Dallas Dotson	9,000.84%	9,000
1108 E. Schumacher
Burton, MI 48529
Tanya Hubbard	9,000.84%	9,000
1880 Shaker Heights Dr.
Bloomfield Hills, MI 48304
Phil Hubbard	9,000.84%	9,000
1880 Shaker Heights Dr.
Bloomfield Hills, MI 48304
Robert Bancroft	9,000.84%	9,000
6320 Chickasaw
Flint, MI 48506
Elizabeth Danner	9,000.84%	9,000
4170 W. 112th St.
Grant, MI 49327
LaVern Bancroft	9,000.84%	9,000
1921 Concord St.
Flint, MI 48504
Keith Bancroft	9,000.84%	9,000
9116 APTC Estrada Ave.
Ft. Knox, KY 40121
Joann Curtiss	9,000.84%	9,000
266 Hamilton Rd.
Mt. Morris, MI 48458
Sarah Cheek	9,000.84%	9,000
1021 Drury Lane
Flushing, MI 48433
Jordan Cheek	9,000.84%	9,000
1021 Drury Lane
Flushing, MI 48433
Wayne Petersen	9,000.84%	9,000
4170 W. 112th St.
Grant, MI 49327

Total Number Shares:	1,068,000	1,068,000

Total shareholders: 47

PLAN OF DISTRIBUTION

Our affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share during this offering and non-affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share or until our securities are quoted on the OTCBB or securities exchange and thereafter at prevailing market prices or privately negotiated prices or on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d) privately negotiated transactions;

(e) short sales;

(f) through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g) one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h) any combination of any of these methods of sale.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the National Association of Securities Dealers Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage broker-dealers, and any broker-dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position
William Coons	67	President, Secretary and Director

Executive Officers of Coons Semi-Trailer Leasing

William Coons
President, Secretary and Director
4221 Holiday Drive
Flint, MI 48507

William Coons was born February 14, 2006 in Flint, Michigan. Mr. Coons has many years of experience as a business owner in the Flint, Michigan community. William worked for General Motors from 1964-1992. There he worked in the Buick Foundry where he built engines and motor blocks. He then worked for the torque converter factory as an Inspector. He was in charge of inspecting all pieces of the torque converters and making sure they met all of the specifications. From1964 through 1999 he founded, owned and operated Coons Snow Plowing Service. This business had eight trucks which coordinated a substantial portion of the snow plowing throughout the city. He operated this snow plowing business while working at General Motors full time. Mr. Coons used the money saved from his snow plowing business, and in 1985 he funded the launch of Coons Semi-Trailer Leasing. Land was purchased and the building was constructed for Coons Semi-Trailer Leasing. He built the business through hard work and management skill, and has been very successful at building a trusted name.

William Coons is married to Victoria Coons and is the father of two children. He also raised six of his nieces and nephews over the years. Providing for his family was a very motivating factor for Mr. Coons to work hard and succeed in business. Over the years he has built a solid reputation in the semi-trailer leasing business.

EXECUTIVE COMPENSATION

All compensation for executives is in cash and does not include any type of non-cash compensation. The following table sets forth information concerning the annual and long-term compensation of our executive officers who have served at the end of the fiscal years December 31, 2004 and December 31, 2005.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
William Coons, President, Secretary,	2004	0	0	0	0	0	0	0
Chairman of the Board of Directors	2005	0	0	0	0	0	0	0

Compensation of Directors

All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board of Director's and/or committee meetings.

Employment Agreements

We have not entered into formal employment agreements with our executive officers. We do not have employee agreements with our employees.

Benefit Plans

We do not have any pension plan, profit sharing plan, or similar plans for the benefit of our executives or employees. However we may establish such plans in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of December 29, 2006(i) by each person who is known by us to beneficially own more than 5% of our common stock (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Name & Address of Beneficial Owner	Share of Common Stock	Percent of Class Owned
William Coons 4728 South State Street Ann Arbor, MI 48108	654,000	61.2%
All Officers and Directors as a Group	654,000	61.2%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

DESCRIPTION OF SECURITIES

The following description of Coons Semi-Trailer Leasing’s capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws, all of which have been filed or incorporated by reference as exhibits to our registration statement of which this prospectus is a part.

We are presently authorized to issue 10,000,000 shares of $.01 par value common stock. As of December 29, 2006, 1,068,000 shares of common stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by our Board of Directors, from funds legally available. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of our stock. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Dividends

We have not paid any cash dividends with respect to our common stock in the last two years. Payment of future dividends, if any, will depend upon our future earnings and capital requirements and other factors that our board of directors considers appropriate.

Options and Warrants

As of December 29, 2006, the Company does not have any outstanding warrants or options to purchase shares of its common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Business Corporation Act and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Coons Semi-Trailer Leasing, Inc., was established by William Coons in 1985 and was incorporated in the State of Florida on October 12, 2006. Coons Semi-Trailer Leasing, Inc., is a semi-trailer leasing company. These semi-trailers that are leased are used primarily for storage by businesses during a renovation or building period. They use the trailers to store their products and/or equipment as well as extra inventory. The trailers are leased on a monthly basis. Upon request, a trailer is delivered to the client’s location. The customer may keep the trailer as long as needed and when they are finished the trailer is picked up.

Coons Semi-Trailer Leasing has built a trusted name throughout the community. Approximately 90% of the clients are returning customers. They have leased trailers from our company over the years and have been pleased with the service we provide.

Our Business

(1) Principle Products or Services and Their Markets

Coons Semi-Trailer Leasing specializes in semi-trailer leasing. Other companies in the area lease trailers, however it is not the primary service they provide. We provide businesses with these storage trailers to lease during renovation or building seasons. We provide our services to businesses in a 100 mile radius of Flint, Michigan. We service a mixture of middle class to affluent customers. The companies we service range in size from 50 employees, to those with 150 employees or more, some of which include, Wal-Mart, Leer, Target, and Kmart. We advertise in the yellow pages for the following areas: Bay City, Saginaw, Midland, Port Huron, Lapeer, Genesee, Flint, Oakland, and Livingston.

(2) Distribution Methods of the Services

A customer’s first contact with our company is primarily when they call into our offices to inquire about our services. An account is set up for new customers and they are assigned an account number. Each request for services must be made by a fax request form. This form must include the customer’s account number as well as the details of the request including the number of trailers, location, date and time of delivery. Most of our customers place their request a day in advance or more, however we do our best to accommodate customers with immediate requests. Approximately 90% of our business is from returning customers. Coons Semi-Trailer Leasing owns approximately ninety trailers. We typically have twenty-five to thirty trailers on hand and parked on our lot, which are clean and ready for transport.

After a faxed request is received, we notify the driver of the delivery. The trailers are then delivered by our eighteen wheel truck and an invoice is generated for the customer. We charge a freight charge of $150-$200 per trailer as well as $110 to $150 monthly fee per trailer. Our trailers range in size from forty to fifty-two feet in length.

(3) Competition

The semi-trailer leasing industry in Flint, Michigan is not very competitive. Coons Semi-Trailer Leasing is the only company in the area that specializes in trailer leasing. The competitors we do have, such as Complete Hitch, and Junction Company, have several trailers they lease but this service is not their primary business. Any other competitors are at least seventy-five to one hundred miles from Flint.

At Coons Semi-Trailer Leasing we have a fairly large inventory when compared to our competitors. We own approximately ninety semi-trailers, twenty-five to thirty of which are on hand and ready to be used. Our customers know that we have a supply ready to be used. Other companies may only have twenty to thirty trailers and do not have extra inventory for additional customers. Coons Semi-Trailer Leasing currently makes up approximately 60% of the semi-trailer leasing industry in the Flint, Michigan area.

The storage container business is slowly becoming a competitor. We realize that in order to compete with this growing industry we must become a part of it. In the next twelve months, as part of our Plan of Operation we would like to purchase some storage containers and begin to market this service and build this side of the business.

(4) Sources and Availability of Raw Materials

We purchase our semi-trailers from many different companies and individuals in the Flint, Michigan area. If there is a truck not in use and it is for sale, we will usually buy it for the right price. There are some companies that buy and sell new trailers at a wholesale price, such as Don Banning and Monon from the Detroit area. Freauff is a trailer manufacturing company that we occasionally buy trailers from as well as All Points Transport Corp. out of Dearborn, Michigan. The average price for a trailer ranges from $2,000 to $3,000.

(5) Dependence on Limited Customers

Currently we do not have a single customer that accounts for 10% or more of our business.

(6) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not have any patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.

(7) Need for Government Approval of Principal Products or Services

Our services are not subject to any government approval in order to conduct our business.

(8) Government Regulation

Governmental regulations do not, and are not expected to, materially impact our business. We will be subject to common securities, business, and tax rules and regulations.

(9) Research and Development Activities

During the last two fiscal years no funds were spent on research and development.

(10) Environmental Laws

Our operations are not subject to any environmental laws.

(11) Our Employees

Currently, there are two full-time employees at Coons Semi-Trailer Leasing. William Coons is the owner/manager and manages all of the daily business of the company. We have a full time driver to deliver the trailers and works as a sub contractor. There is one part time sub contractor that will help as needed.

(12) Reports to Security Holders

We will file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are required by the Florida Revised Statutes to provide annual reports within 120 days of the close of each fiscal year to the shareholders. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

DESCRIPTION OF PROPERTY

Coons Semi-Trailer Leasing owns a two and one half acre piece of property across the freeway from the Flint International Airport. Our property is in a great location because it can be seen by several thousand motorists each day coming to and from the Flint International Airport. There is a forty foot by sixty foot garage and maintenance building that is large enough to park our eighteen wheeler. This building is equipped with tools to fix and maintain all of our trailers. There is also a twenty foot by forty foot steel office building. The office has office partitions which create three working areas complete with desks and computers. Both of the buildings were built in 1985. They are in fair condition and need occasional maintenance. The remainder of the property is used as a parking lot for the trailers. The parking lot consists of one foot thick layer of crushed asphalt and concrete in order to support the weight of the trailers. We typically have twenty-five to thirty trailers parked in the lot at one time. Our lot is in need of fencing for added security, and this is part of our Plan of Operation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in connection with our financial statements and related notes thereto. This discussion contains statements reflecting the opinions of management as well as forward-looking statements regarding the market and our business that involve risk and uncertainty. These statements relate to expectations and concern matters that are not historical facts. Words such as “believes,” “intends,” “expects,” “anticipates” and similar expressions used throughout this document indicate that forward-looking statements are being made. See “Cautionary Statement Regarding Forward-Looking Statements and Information” and “Risk Factors” above for a list of important factors that could cause actual results to differ from the forward looking statements contained in this report.

Our Business

As 2006 draws to a close, it is clear that Coons Semi-Trailer Leasing must expand in order to increase revenue and profits. Since we are not offering shares for sale in a primary offering, it is the intention of Coons Semi-Trailer Leasing to raise additional capital through private sources or debt financing. In the event we do a private placement of our shares, we will file a Form D with the Commission as well as register our offering in those states that require such registration. The following is a breakdown of how we will use any proceeds raised through a private placement or debt financing.

In the event we raise only a nominal amount from the sale of our securities in a private placement or debt financing, $250,000 or less, we will use the proceeds to pay for printing, for any legal and accounting costs that may exist, and to pay secured creditors if any there may be. Any remaining funds will be used towards implementation of our expansion of operations.

We expect to use all of the net proceeds for general corporate purposes, including the costs of this registration, electronic equipment purchases, personnel wages, and working capital. The amounts we actually expend for working capital and other purposes may vary and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds. A portion of the net proceeds may also be used to purchase complimentary businesses assets or technologies. We have no current plans or agreements or commitments with respect to any of these transactions and we are not currently engaged in any negotiations with respect to any of these transactions. Management’s allocation of proceeds may change in the event quality competitors move into the area and begin to attempt to convert Coons Semi-Trailer Leasing’s customers into their customers. This would necessitate management allocating funds for additional sales and advertising and creating a more long term approach. The paragraphs below outline our plans for the refinement of this area as well as expansion into the container rental market. We believe that immediately following the refining of our current operation, we should utilize any proceeds from private sources or debt financing to expand our business.

Results of Operations

General

During the year ended December 31, 2005, our assets consisted of our cash, building and property, accounts receivable, and ninety semi-trailers. Our revenues were generated from services sold to businesses at large. The following table shows our revenues, expenditures and net income for the years from 2004-2005 and 2006 year to date.

Table 2.0 Revenues, Expenditures and Net Income
YEAR	REVENUE	EXPENSES	NET INCOME
2006 YTD	$32,322	$23,812	$8,510
2005	$55,449	$53,420	$2,029
2004	$64,133	$48,775	$15,358

Although we are seeking to expand our services, the uncertain economy could have a material adverse effect on such plans.

Results of Operations For the Period Ended September 30, 2006

For the period ended September 30, 2006 our revenues of $32,322 put us on pace for approximately $50,000 in annual revenues since we tend to have a strong Novemenber and December as we serve retail stores during their peak season. This puts us at a 10% decrease in revenues compared to last year, but in light of a harsh economy here in Flint, MI, management believes we will only see improvement in revenues in months and years to come. We were able to manage our expenses more effectively in 2006 as our expense to revenue ratio dropped from 96% in 2005 to only 74% in the period ending September 30, 2006. Our auto expense through September 2006, as well as wages and commissions for that same period were running about half of what they were for the year ending December, 30, 2005. . The Company believes that our cash and cash equivalents will remain stable and we will increase our cash and cash equivalents as we raise funds from the private offering and we begin to develop more business.

Results of Operations For the Period Ended December 31, 2005

During the year ended December 31, 2005, we had revenues of approximately $55,499. We used $9159 of cash flow from our operating activities. We had $2029 of net income, which included $4720 of noncash depreciation expense. We hade $29,029 of cash flows from investing activities for the year ended December 31, 2005. These resources were utilized to pay down part of our long-term debt.

In 2005, we were able to purchase several semi trailers which increased our assets by $33,280 directly attributable to those items. Due to this purchase, our liabilities increased by approximately $29,028 during 2005. We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate an increase in our business based on our current method of operation and the new plan of operation. While we believe we can sustain such growth and that it is a good indicator that the experience of management and our method of operations indicates that our adjustments have been made according to sound business principles and with strong financial controls. Thus, we expect to satisfy our current cash requirements indefinitely. However, we will need additional cash to expand our operations.

When compared to the year 2004 our expenses increased approximately $4,700 while revenues decreased almost $9,000.  As a result, we managed our expenses more tightly in 2006.

Results of Operations Ended December 31, 2004

During the year ending December 31, 2004, we had revenues of approximately $64,133, and our costs associated with generating revenues were approximately $48,775, resulting in net income of $15,358. The result of the above operating and investing activities was net cash flow of ($449) for the year ended December 31, 2004.

We had total Accounts Receivable of $27,749 at the close of 2004. This, coupled with other Fixed assets brought us to $76,569 as our asset total. The economy in the Flint, MI area had just begun its significant negative slide. Management did not anticipate the automobile industry’s even sharper decline in 2005, thus, we did not slash our expenses as rapidly as we probably should have in late 2004.

Liquidity & Capital Resources

The semi trailer leasing industry has remained stable in the Flint, Michigan area, despite a significant downturn in the overall economy in our area due to the automotive industry experiencing layoffs and cutbacks. Management believes we can continue to retain our strong customer base while expanding into the container market. By focusing on the container market, and becoming the largest provider of containers in our area while maintaining our dominant position in the trailer leasing industry, management believes our liquidity will increase. In the event a downturn in the market occurs, the company plans to tighten its plan on the acquisition of containers, to avoid overextending the internal resources of the company. Our internal liquidity is provided by our operations. In the event the company needs additional funds prior to our raising capital through a private placement or debt financing, our President William Coons will provide any necessary capital.

While the capital resources of the company are limited from a cash perspective, the credit of the officer and director for guaranteeing any loan necessary is extremely strong. The company has not established any lines of credit with any banks. In the event a supplier or lender requires additional credit to obtain equipment or other business supplies, our officer and director is willing to extend his credit to accomplish the purchase.

During the third quarter of the Company's 2005 year, Management and the Board of Directors decided to implement actions previously discussed in order to further facilitate the Company’s growth and expansion. Pursuant to the Company’s Board of Directors authorization of the sale of shares of the Company’s stock at $1.00 per share to a maximum of sixty (60) family members and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors. As of November 15, 2006, the Company had sold additional shares of its common stock pursuant to this authorization. On December 8, 2006 the Company completed a forward stock split of 30:1 for all shareholders of record as of November 30, 2006.

During the third quarter of 2005, the Company’s management decided that, while the expansion of its business provides the benefits of diversification and support along with additional revenue streams, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of expanding. Accordingly, the Company’s management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission to register the current issued and outstanding shares. Additionally The Board decided to target a private placement offering of $1,000,000 to provide sufficient cash resources for the acquisition of containers, employees and equipment necessary to expand operations and provide sufficient working capital to fund operations and marketing. Prior to offering any shares in a private placement the company will file a Form D with the Securities and exchange Commission as well as register its offering in those states where shares will be sold and that require such state registration.

In summary, the Board and management believe the Company’s expansion in its shareholder base and its proposed growth into related supporting additional services and revenue streams (the container industry) will strengthen and diversify the Company. Management and the Board also believe the decision to file an SB-2 Registration Statement with the SEC will provide the Company the opportunity to provide liquidity for purchasers of shares that may be offered in a private placement. The Company believes it has methodically built a unique, well-rounded supporting infrastructure that, once adequately capitalized, will become a competitive and unique force in the container provision market. It is our belief that our cash flow is sufficient to sustain our current level of operations. While operations could be sustained for a long time (over twelve months), there would be minimal capital to be distributed for the efforts of the officerand director. To begin expansion, funds will need to be brought into the company to permit us to move forward with our expansion. Without these funds, management believes it cannot sustain expanding operations.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues during the fiscal year ending December 31, 2007.

Plan of Operation

Since we are not offering shares for sale in a primary offering, it is the intention of Harcom to raise additional capital through private sources or debt financing. In the event we execute a private placement of our shares, we will file a Form D with the Commission as well as register our offering in those states that require such registration. The following is a breakdown of how we will use any proceeds raised through a private placement or debt financing.

In the event we raise only a nominal amount from the sale of our securities in a private placement or debt financing, $250,000 or less, we will use the proceeds to pay for printing, for any legal and accounting costs that may exist, and to pay secured creditors if any there may be. Any remaining funds will be used toward implementation of our expansion of operations.

Table 5.0 Capital Allocation
Amount of Capital Raised	Offering Expenses	Container Purchases	Trailer Purchases	Employee Wages		Hauling Trucks	Working Capital
$250,000	$37,500	$60,000	$100,000	$	- 0 -	$50,000	$2500
$500,000	$37,500	$120,000	$150,000		$50,000	$100,000	$42,500
$750,000	$37,500	$120,000	$150,000		$267,500	$100,000	$75,000
$1,000,000	$37,500	$200,000	$150,000		$347,500	$175,000	$90,000

(1) Offering expenses include the following: Registration Fee, Federal taxes, state taxes and fees, Printing and Engraving Expenses, Accounting Fees and Expenses, Legal Fees and Expenses, and Transfer Agent's Fees and Expenses.
(2) Employee wages constitute a combination of salary, and commissions to be paid for sales made by the employees.

Table 6.0 Breakdown of Working Capital

Amnt of Capital Raised	Wking Capital	Allowance for Tax Deposits	Workers Comp. Deposits	Advert & Mkting	Computer upgrades and fence/ building
$250,000	$2500	$-0-	$-0-	$2500	$-0-
$500,000	$42,500	$18,000	$5,000	$14,500	$5,000
$750,000	$75,000	$18,000	$5,000	$26,000	$26,000
$1,000,000	$90,000	$18,000	$5,000	$41,000	$26,000

The above tables refer to the use of proceeds being used exclusively for our current operations in Michigan and does not include any facility expansion plans to other states.

Our use of capital varies dramatically due to several factors. At only $250,000 of capital raised, we will need minimal working capital, as we will invest almost all of those funds into new containers and new trailers. Trailers cost approximately $5000 each, while containers can be purchased for $2000 each. Trailers are designed to be able to be moved by tractor trailer and backed up to a loading dock for on-loading and off-loading into a warehouse. Containers are designed to be used with our without a warehouse as they were originally designed for ocean transportation and therefore are moved into place by a large fork lift and can sit directly on the ground, out in the parking lot or behind a store for example. The growing popularity of containers as a temporary storage solution is that they are designed to sit almost flush with the ground, so materials can be moved in and out of them by hand dolly. They are ideal for temporary extra inventory storage solutions for large retail chains for that reason.

The container industry is a growing industry nationwide, and management believes based on client feedback secured from our semi-trailer customers that there is an unmet need here in our area of Michigan for these containers. This explains the blend of investment into trailers and containers at each level of capital raised. From that diversification ratio flows the need for hauling trucks for each type of container as well as expansion in our employee base to sell our services, operate the trucks, and provide back office infrastructure for order processing, invoicing, and logistics.

Working capital rises with each level of investment capital that is raised. Deposits for employee wages, workers compensation insurance, advertising and marketing expenses, office computer upgrades, a security fence costing $16,000 and small improvements to our current building come in to play as our working capital increases at each level. We have specifically designated amounts to be used for employee wages, which can be a combination of a salary, draw or commissions based on sales. Our expenses for advertising and marketing will rise as we begin to expand our client base and launch a new website. Management will make a determination of using an employee leasing company for any future employees that may be needed. Management’s discretion will be further used when determining whether to automate or hire personnel. Many of our functions such as sales, bookkeeping, and customer-order coordination activities require personnel to perform the functions. Management has kept its decision making in the use of working capital broad so it may exercise good judgment in applying management principles to the use of funds. At such time when the company has generated a positive cash flow from our expanded operations the Board of Directors will determine what additional compensation will be awarded Mr. Coons, if deemed appropriate. Upon registration with the U.S. Securities Exchange Commission, 1,068,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act. We will not realize any proceeds from any actual resale of the shares sold by the selling security holders.

Dilution

While there will be no dilution to existing shareholders from the resale offering, dilution may occur in the event we chose to raise capital through a private offering or debt financing.

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

In the future, we may issue additional shares, options and warrants and we may grant stock options to our officers, employees, directors, and consultants under a stock option plan, all of which may further dilute our net tangible book value.

Research and Development
Over the past two fiscal years we have not spent any money on research and development. Research and development is not expected to be a significant ongoing expense for our business within the next 12 months.

Any expected purchase or sale of plant and significant equipment.
In the event that Coons Semi-Trailer Leasing were to proceed with its expansion plans, we would need to purchase between one and three hauling trucks for trailers and containers, depending on the level of expansion achieved.

Employees
Currently, there are two full-time employees at Coons Semi-Trailer Leasing. William Coons is the owner/manager and manages all of the daily business of the company. We have a full time driver to deliver the trailers and works as a sub contractor. There is one part time sub contractor that will help as needed. As we begin to grow there will be a need to add one or two sales representatives, one or two additional drivers, an additional mechanic, and 2-4 administrative and logistics coordinators. The table above reflects the growth in staff at each level of expansion.

Trends
We do recognize the trend in our industry regarding a growing demand for containers that can be moved directly into a ground level position as discussed in our plan of operation above. The economy has been forced into a downward spiral in the Flint, MI area due to General Motors massive layoffs and other negative ripples as a result in the automotive industry. However, there are many financial forecasters who are predicting that as Michigan’s economy becomes more diversified that this area will experience a growth trend in population beginning around 2008 due to our reasonably low cost of living. With an increase in building and renovation, Coons Semi-Trailer Leasing could see increase in services as well as revenue.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation
We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2004 or December 31, 2005.

Seasonality
We do not experience any seasonality in our business. Our services stay consistent throughout the year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent registered public accountants.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Coons Semi-Trailer Leasing, Inc., by David G. Zanardi, at 10010 San Pedro Avenue, Ste 310 - San Antonio, TX, 78216.

EXPERTS

Our financial statements have been audited by Sutton, Robinson, and Freeman independent registered public accountants, and have been included in this prospectus in reliance upon the report of that firm and their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as some portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are obligated to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We intend to voluntarily furnish our security holders with an annual report that contains audited financial statements.

COONS SEMI-TRAILER LEASING, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
DJ Connection - Tulsa, Inc.

We have audited the accompanying balance sheets of Coons Trailer Leasing, Inc., (the “Company”) as of December 31, 2005 and 2004, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coons Trailer Leasing, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Sutton Robinson Freeman & Co., P.C.

Tulsa, Oklahoma
December 29, 2006

SUTTON ROBINSON FREEMAN & CO., P.C.

2727 East 21st Street, Suite 600   ●  Tulsa, Oklahoma 74114-3537   ● 918.747.7000    ● Fax 918.743.7525    ● www.telcpa.com

COONS SEMI TRAILER LEASING, INC.
BALANCE SHEETS
Years ended December 31, 2005 and 2004

	Dec 31, 05	Dec 31, 04
ASSETS
Current Assets
Checking/Savings
Cash	4,624.02	3,336.51
Total Checking/Savings	4,624.02	3,336.51
Accounts Receivable
Accounts receivable	23,524.00	27,749.00
Total Accounts Receivable	23,524.00	27,749.00
Total Current Assets	28,148.02	31,085.51
Fixed Assets
Accumulated depreciation	-114,707.49	-111,487.02
Building	30,000.00	30,000.00
Computer	1,091.07	1,091.07
Land	22,000.00	22,000.00
Trailers	139,280.00	103,879.50
Total Fixed Assets	77,663.58	45,483.55
TOTAL ASSETS	105,811.60	76,569.06
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts payable	1,570.28	1,154.14
Total Accounts Payable	1,570.28	1,154.14
Other Current Liabilities
Property Taxes Payable	2,715.95	2,733.32
Unearned Revenue	887.29	3,101.31
Total Other Current Liabilities	3,603.24	5,834.63
Total Current Liabilities	5,173.52	6,988.77
Long Term Liabilities
Shareholder loan-building	30,000.00	30,000.00
Shareholder Loan-Building Rep.	6,782.50	6,782.50
Shareholder loan-computer	1,091.07	1,091.07
Shareholder loan-land	22,000.00	22,000.00
Shareholder loan-trailers	107,499.50	103,879.50
shareholder loan - Auto	3,135.71	1,062.16
Shareholder Loan - Misc.	-5,560.04	-2,302.90
Shareholder Loan Prop Taxes	8,708.54	7,880.46
Shareholder loan/Chase	-6,308.98	-5,900.00
Shareholder Loan/Citizens Bank	1,884.02	-24,889.22
Total Long Term Liabilities	-600.00	139,603.57
Total Liabilities	168,632.32	146,592.34
Equity	173,805.84
Opening Bal Equity		4,203.36
Retained Earnings	4,203.36	-89,584.66
Net Income	-74,226.64	15,358.02
Total Equity	2,029.04	-70,023.28
TOTAL LIABILITIES & EQUITY	-67,994.24	76,569.06
	105,811.60

COONS SEMI TRAILER LEASING, INC.
INCOME STATEMENTS
Years ended December 31, 2005 and 2004

	Jan - Dec 05	Jan - Dec 04
Income
Drop Charge Revenue	2,030.00	3,120.00
Late Fee Income	1,075.00	990.00
Leasing Revenue	52,344.02	60,023.19
Total Income	55,449.02	64,133.19
Expense
Accounting	5.00	230.00
Advertising	2,944.97	2,914.50
Auto Expense	4,888.25	9,906.46
Bank Charges	103.00	113.00
Building Repairs	0.00	1,300.00
Car Wash	30.00	26.00
Commissions	17,860.00	12,163.00
Consumers Energy	2,019.61	2,169.27
Depreciation Expense	4,720.47	2,533.56
Fuel	4,852.77	2,704.74
Insurance	6,630.63	4,711.44
Interest - Property Taxes	57.96	31.40
Late Fee-auto payment	17.70
Licenses	75.00	528.50
Miscellaneous Expense	371.75	55.50
Motor Carrier Tax	0.00	60.00
Office Expense	391.84	250.63
Parts	1,519.42	2,109.72
Postage	91.32	107.28
Property Tax - Penalty	129.75	104.47
Property Taxes	2,920.14	3,929.30
Supplies	142.74	269.68
Telephone	3,338.37	2,056.91
Waste Removal	0.00	163.52
Water	309.29	336.29
Total Expense	53,419.98	48,775.17
Net Income	2,029.04	15,358.02

COONS SEMI TRAILER LEASING, INC.

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2005 and 2004

NOTE 1.	NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Business Activity; Coons Semi-Trailer Leasing, Inc. (the Company) specializes in the leasing of storage semi-trailers in Michigan.

Revenue Recognition; Fees for trailer leases are recognized over the lease term on a straight-line basis.

Allowance for Doubtful Accounts; It is the company's policy to provide an allowance for doubtful accounts when it believes there is a potential for non-collectibles.

Property and Equipment; Property and equipment are recorded at cost. Maintenance and repairs are charged to operating expense as incurred.

Depreciation of property and equipment is computed using straight-line over the estimated useful lives of the assets.

Income Taxes: The Company records income taxes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Use of Estimates; The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Advertising Costs; Advertising costs are charged to expense in the period incurred. Advertising expense was $2,945 in 2005 and $2,915 in 2004.

COONS SEMI TRAILER LEASING, INC.

NOTES TO FINANCIAL STATEMENTS Year Ended December 31, 2005 and 2004

NOTE 2.	RELATED PARTY TRANSACTIONS

The Company leases their facilities rent free from the sole stockholder. The company is responsible for taxes, utilities, insurance and maintenance of the property.

Loan payable to shareholder consists of the following at December 31, 2005 and 2004:

	2005	2004
Balance at beginning of year	$139,604	$145,334
Advances /Charges	(19,935)	(23,335)
Receipts	48,963	17,605
Balance at end of year	$168,632	$139,604

The loan is non-interest bearing.

NOTE 3.	INCOME TAXES

The Company's effective tax rate differs from the expected federal income tax rate as a result of certain expenses included in income being non-deductible for tax reporting purposes.

NOTE 4.	SUBSEQUENT EVENTS

Coons Semi-Trailer Leasing, Inc. was incorporated on October 12, 2006 in the state of Michigan. At incorporation the Company had authorized capital of 100,000,000 common shares with no stated par value. On October 12, 2006 the Board of Directors adopted a resolution setting par value to $0.01 per share.

On November 28, 2006, the Board of Directors authorized a forward stock split in the ratio of 30 to 1 with an effective date of December 8, 2006.

As of November 27, 2006, the Company had a total of 35,600 shares of its common stock issued and outstanding. On December 8, 2006, the Company effectuated a forward stock split in the ratio of 30 to 1 of its 35,600 shares of common stock issued and outstanding. Immediately following the forward split performed by the Company, there were a total of 1,068,000 shares issued and outstanding.

COONS SEMI TRAILER LEASING, INC.
BALANCE SHEETS
For the periods ending September 30, 2006 and 2005

	Sep 30, 06	Sep 30, 05
ASSETS
Current Assets
Checking/Savings
Cash	1,528.36	3,579.75
Total Checking/Savings	1,528.36	3,579.75
Accounts Receivable
Accounts receivable	31,894.00	25,774.00
Total Accounts Receivable	31,894.00	25,774.00
Total Current Assets	33,422.36	29,353.75
Fixed Assets
Accumulated depreciation	-114,707.49	-114,707.49
Building	30,000.00	30,000.00
Computer	1,091.07	1,091.07
Land	22,000.00	22,000.00
Trailers
Semi	33,280.50	33,280.50
Trailers - Other	105,999.50	105,999.50
Total Trailers	139,280.00	139,280.00
Total Fixed Assets	77,663.58	77,663.58
Other Assets
Shareholder Loan-MBNA	1,025.00	0.00
Total Other Assets	1,025.00
TOTAL ASSETS	112,110.94	107,017.33
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts payable	78.36	0.00
Total Accounts Payable	78.36
Other Current Liabilities
Property Taxes Payable	1,978.76	0.00
Total Other Current Liabilities	1,978.76
Total Current Liabilities	2,057.12
Long Term Liabilities
Shareholder loan-building	30,000.00	30,000.00
Shareholder Loan-Building Rep.	6,782.50	6,782.50
Shareholder loan-computer	1,091.07	1,091.07
Shareholder loan-land	22,000.00	22,000.00
Shareholder loan-trailers	107,499.50	107,499.50
shareholder loan - Auto	3,135.71	1,433.91
Shareholder Loan - Misc.	-454.97	-5,614.95
Shareholder Loan Prop Taxes	8,708.54	8,708.54
Shareholder loan/Chase	-6,308.98	-6,308.98
Shareholder Loan/Citizens Bank	-2,315.98	3,684.02
Shareholder loan/MBNA	-600.00	-300.00
Total Long Term Liabilities	169,537.39	168,975.61
Total Liabilities	171,594.51	168,975.61
Equity
Opening Bal Equity	4,203.36	4,203.36
Retained Earnings	-72,197.60	-74,226.64
Net Income	8,510.67	8,065.00
Total Equity	-59,483.57	-61,958.28
TOTAL LIABILITIES & EQUITY	112,110.94	107,017.33

COONS SEMI TRAILER LEASING, INC.
INCOME STATEMENTS
For the periods ending September 30, 2006 and 2005
(Unaudited)

	Jan - Sep 06	Jan - Sep 05
Income
Drop Charge Revenue	5,165.00	1,810.00
Late Fee Income	980.00	975.00
Leasing Revenue	26,177.29	44,911.31
Total Income	32,322.29	47,696.31
Expense
		-235.00
Advertising	1,530.73	1,935.50
Auto Expense	2,570.19	3,186.45
Bank Charges	97.00	67.00
Commissions	20.00	30.00
Consumers Energy	851.07	15,160.00
Consumers Energy		1,252.30
Fuel	3,730.34	4,720.47
Insurance	2,751.10	3,761.80
Miscellaneous Expense	210.96	4,999.73
Interest - Property Taxes		57.96
Late Fee-auto payment		17.70
Licenses		75.00
Miscellaneous Expense		371.75
Office Expense	17.47	276.56
Parts	1,425.17	1,214.52
Postage	34.43	62.19
Property Tax - Penalty		51.39
Property Taxes		152.00
Supplies	119.56	118.42
Telephone	737.34	2,178.08
Wages & Commissions	9,400.00	0.00
Waste Removal	98.69	0.00
Water	217.57	177.49
Total Expense	23,811.62	39,631.31
Net Income	8,510.67	8,065.00

COONS SEMI TRAILER LEASING, INC.
STATEMENTS OF CASH FLOWS
Years ended December 31, 2005 and 2004

	2005	2004

Cash Flows from Operating Activities
Net income	$2,029	$15,358
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	4,720	2,534
Changes in current assets and liabilities:
(Increase)/Decrease in Accounts Receivable	4,225	(6,739)
Increase/(Decrease) in Accounts Payable	416	(102)
Increase/(Decrease) in Property Taxes Payable	(17)	1,948
Decrease in Unearned Revenue	(2,214)	(218)

Net cash provided by operating activities	9,159	12,781

Cash Flows from Investing Activities
Purchases of property and equipment	(36,901)	(7,500)

Net cash used in investing activities	(36,901)	(7,500)

Cash Flows from Financing Activities
Cash received from shareholder	48,963	17,605
Cash paid to shareholder	(19,935)	(23,335)

Net cash provided or (used) by financing activities	29,029	(5,730)

Net increase (decrease) in cash	1,287	(449)

Cash, beginning of year	3,337	3,786

Cash, end of year	$4,624	$3,337

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-

Total cash paid for interest and income taxes	$-	$-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

Section 607.0831 of the Florida Business Corporation Act (“FBCA”) authorizes Florida corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for any damages unless it is proven that: (a) his act of failure to act constituted a breach of his fiduciary duties and a director or officer; or, (b) his breach of those duties involved intentional misconduct, fraud or knowing violation of the law. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 607.0831(1) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 607.0831(1). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 607.0850(1) of the FBCA authorizes Florida corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was unlawful.

Section 607.0850(12) of the FBCA authorizes Florida corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.

Our directors and officers are indemnified as provided by the Florida Business Corporation Act and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.   Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense
SEC Registration fee		$114.28
Accounting fees and expenses	$	[12,000]*
Legal fees and expenses	$	[20,000]*
Printing and related expenses	$	[3,000]*
Miscellaneous	$	[2,500]*
Total		$37,614.28

*Estimated

Item 26.   Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of Coons Semi-Trailer Leasing’ common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. The following securities of Coons Semi-Trailer Leasing, Inc. were issued by Coons Semi-Trailer Leasing within the past three (3) years and were not registered under the Securities Act of 1933:

(a)
On October 12, 2006 the Board of Directors authorized that, the Company, through a private, non-public offering of shares by the officers and directors of the Company shall offer subscriptions to its securities, to select individuals. The sale to the following individuals were issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the President, William Coons. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, William Coons. Each individual is considered educated and informed concerning small investments, such as the $3.00 investment in our company. The sale of the shares occurred between October 13, 2006 and November 11, 2006 to the following individuals. Upon receipt of the executed subscription agreements, the sale of any additional shares was closed by the Board of Directors.  The following table gives effect to the forward stock split of 30:1 that was made effective on December 8, 2006.

Names of Stockholders	Shares Received	Consideration	Relationships
Victoria Coons	9,000	$3.00 check	wife to Bill Coons
Sally Maher	9,000	$3.00 check
John Wright	9,000	$3.00 check
Estelle Coons	9,000	$3.00 check	Sister-in-law to Bill Coons
Robert Leets	9,000	$3.00 check	husand to Judy
Harry Aydinian	9,000	$3.00 check	father to Natalie
Robert Scherman	9,000	$3.00 check
Judy Leets	9,000	$3.00 check	wife to Robert Leets
Ronald Howard	9,000	$3.00 check	husand to Janet
Janet Howard	9,000	$3.00 check	wife to Ronald
Alvina Coons	9,000	$3.00 check	wife to Gerald, sister-in-law to Bill Coons
Gerald Coons	9,000	$3.00 check	brother to Bill Coons, husband to Alvina
Cerri Ddie	9,000	$3.00 check
Andrew Charles	9,000	$3.00 check
Natalie Aydinian	9,000	$3.00 check	daughter to Harry
Bradley Whalen	9,000	$3.00 check
Jerry Young	9,000	$3.00 check
Larry Tower	9,000	$3.00 check
James Reif	9,000	$3.00 check	husband to Doris
Doris Reif	9,000	$3.00 check	wife to James
Dr. Jeffrey Green	9,000	$3.00 check
Larry Cool	9,000	$3.00 check	husband to Janine
Janine Cool	9,000	$3.00 check	wife to Larry
Tammie Pettey	9,000	$3.00 check	wife to Michael
Michael Pettey	9,000	$3.00 check	husband to Tammie
Lawrence Brochu	9,000	$3.00 check
Etsegent Lakew	9,000	$3.00 check
Glenn Currier	9,000	$3.00 check
Oliver Hackney	9,000	$3.00 check
Brenda Davis	9,000	$3.00 check	wife to Robert
Eatna Dixon	9,000	$3.00 check
Robert Davis	9,000	$3.00 check	husband to Brenda
Renee Peel	9,000	$3.00 check
Linda Dupuis	9,000	$3.00 check	wife to Larry
Larry Dupuis	9,000	$3.00 check	husband to Linda
Dallas Dotson	9,000	$3.00 check
Tanya Hubbard	9,000	$3.00 check	wife to Phil
Phil Hubbard	9,000	$3.00 check	husband to Tanya
Robert Bancroft	9,000	$3.00 check
Elizabeth Danner	9,000	$3.00 check
LaVern Bancroft	9,000	$3.00 check	wife to Keith
Keith Bancroft	9,000	$3.00 check	husband to LaVern
Joann Curtiss	9,000	$3.00 check
Sarah Cheek	9,000	$3.00 check	wife to Jordan
Jordan Cheek	9,000	$3.00 check	husband to Sarah
Wayne Petersen	9,000	$3.00 check

Item 27.   Exhibits.

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws-
5	Opinion Regarding Legality and Consent of Counsel by: David G. Zanardi Esq.
23.1	Consent of Experts and Counsel: Independent Registered Public Accountants Consent by Sutton, Robinson, and Freeman

Item 28.   Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly authorized this registration statement to be signed on its behalf by the undersigned.

Date: December 29, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

William Coons	Chairman, President,	December 29, 2006
/s/ William Coons	Secretary